MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS THIRD QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended September 30, 2007, of $8,409,000, or $0.33 per common share, as compared to net income available for common shareholders of $2,139,000, or $0.09 per common share, for the same quarter of 2006. In the third quarter of 2007, Mid-America recorded gains of $5,714,000 on the disposition of two properties.

For the nine months ended September 30, 2007, net income available for common shareholders was $21,870,000, or $0.86 per common share, as compared to $6,176,000, or $0.26 per common share, for the nine months ended September 30, 2006. In the first nine months of 2007, Mid-America recorded gains from the disposition of four properties, the sale of land, the sale of joint venture assets and an incentive fee totaling $15,819,000. During this same period, Mid-America recorded a charge of $123,000 for debt extinguishment compared to $551,000 in the same period a year ago.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $25,578,000, or $0.91 per share/unit, for the third quarter of 2007, as compared to $21,972,000, or $0.82 per share/unit, for the same quarter of 2006.

For the nine months ended September 30, 2007, FFO was $73,066,000, or $2.62 per share/unit, compared to $64,630,000, or $2.50 per share/unit, for the nine months ended September 30, 2006. Results for 2007 include FFO of $0.04 per share/unit of incentive fee from the successful ending of a joint venture and $0.01 per share/unit from the sale of excess land. In the first nine months of 2006, Mid-America recorded a charge of $0.02 per share/unit relating to debt extinguishment. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	Strong operating results helped to generate an 11% increase in FFO per share/unit over the same quarter a year ago.
•	The third quarter FFO result is a record high quarterly performance for Mid-America.
•	Same store net operating income, or NOI, grew rapidly in the third quarter; increasing 7.1% over the same quarter in the prior year, despite the strong performance in the prior year.
•	Physical occupancy at the end of the quarter for the same store portfolio was 96.4%, up 0.6% compared to the same quarter a year ago.
•	Strong pricing momentum continued as leasing concessions declined 26% on a same store basis and effective rent increased by 3.4% from the third quarter of 2006.
•
Mid-America’s property repositioning initiative made good progress with 1,507 apartment units renovated year to date. Since the inception of the program, Mid-America has renovated a total of 2,732 apartment units, capturing rent increases averaging 15%.

•
During the quarter, Mid-America completed the acquisition of two properties, one in Houston, TX, and one (in lease-up) in a high-growth suburb of Charleston, SC. Mid-America sold two older communities in Jackson, MS.

•
Mid-America held a successful institutional investor day showcasing its properties in Raleigh, NC, including Brier Creek Phase II, a 200-unit development property which has substantially completed construction and was 67% leased for completed units at the end of the third quarter, ahead of plan.

•	Mid-America’s fixed charge coverage ratio was a record 2.3 for the quarter, up from 2.17 for the same quarter a year ago.

Acquisitions: Mid-America Acquires Two Additional Properties
Early in the third quarter, Mid-America purchased Chalet at Fall Creek, a 268-unit apartment community built in 2006 and located in the high-end planned community development of Fall Creek in the northeast Houston metro area. In late September, Mid-America completed the purchase of Farmington Village, a 280-unit new apartment community in a high-growth suburb of Charleston, SC, which was 78% occupied at the end of the third quarter and just finishing construction.

Dispositions:  Mid-America Continues to Upgrade Portfolio
On July 16, 2007, Mid-America closed on the sale of Somerset and Woodridge, both communities located in Jackson, MS, with an average age of 23 years, for $14.6 million.

Fund I: Acquisition Candidates
Mid-America Multifamily Fund I, LLC, or Fund I, held off completing its first acquisition during the quarter due to market pricing uncertainty. Several acquisition candidates are under consideration, with the likelihood of a closing in the next few months.

New Development:  Performing Ahead of Plan
Leasing continued to perform ahead of plan at Brier Creek II (200 apartments in Raleigh, NC), with construction now substantially complete. Leasing was ahead of schedule, with 119 units leased at the end of the quarter. St. Augustine II (124 apartments in Jacksonville, FL) and Copper Ridge I (216 apartments in Dallas, TX) commenced construction during the third quarter.

Property Redevelopment:  Significant Upside Opportunity
Mid-America’s initiative at repositioning a number of existing communities continues to make steady progress and generate very attractive investment returns.  Redevelopment of 1,507 apartment units at 44 apartment communities was completed in the first nine months of the year at an average cost of $4,950 per unit. Since the inception of the program, Mid-America has redeveloped 2,732 apartment units with an average monthly rent increase achieved on the renovated apartments of $103, representing a 15% increase from the prior average rent level.

Yield Management
Mid-America completed full installation of a new yield management pricing system at the end of the second quarter.  Early results are favorable as revenue performance across various markets generally exceeded market averages.

Operating Results: Continued Strength
Eric Bolton, Chairman and CEO, said “We achieved excellent operating results in the third quarter.  Growth in same store NOI of 7.1% for the third quarter, against a strong prior year comparison of 8.9% supports our belief that Mid-America’s repositioned portfolio, enhanced operating platform and various new revenue-enhancing initiatives, will continue to support good performance into next year.  We expect the leasing environment will remain strong as our Sunbelt region captures steady job growth and the outlook for new construction is in-line with market absorption prospects.

“The significant slow-down in the single-family housing market triggered by the collapse of the sub-prime and Alt-A mortgage markets will, we believe, be beneficial to our leasing and revenue performance over the next few years.  As discipline returns to the mortgage financing and home buying market, we expect to capture both higher new leasing activity and the ability to hold onto our existing residents longer.  Within our particular markets and sub-markets, we think these benefits will outweigh the potential increase in the supply of rental houses and condominiums. Mid-America properties are relatively insulated from most of the markets and sub-markets where the major condominium development excesses occurred.

“Over the past five years we have expanded our investment in higher growth markets and made significant strides in improving Mid-America’s financial strength and capacity to fund growth. We anticipate that we will be able to use this capacity to increase moderately our acquisition activity, particularly in Fund I where our return on investment will be higher, our program to sell our older mature assets, and our high-return redevelopment program. We will also seek out additional added-value development projects, such as we currently have under way. Property sales and capital recycling efforts, especially into various new development projects such as Brier Creek, Copper Ridge and Talus Ranch, is forecast to dilute this year’s FFO roughly $0.11 per share/unit, but is clearly creating shareholder value and we expect it will set the foundation for even more robust long-term growth in FFO.”

Same Store Results: Strong Performance

Percent Change From Three Months Ended September 30, 2006 (Prior Year):
					Average
				Physical	Rental
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rate
High Growth	4.9%	-0.4%	9.1%	0.4%	2.3%
Growth & Income	5.2%	0.6%	8.6%	0.8%	2.1%
Stable Income	3.6%	1.7%	4.8%	0.4%	1.6%
Operating Same Store	4.8%	0.3%	8.1%	0.6%	2.1%
Total Same Store	4.2%	0.3%	7.1%

(1)    Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store revenue growth for the third quarter of 2007 was a solid 4.2% compared to the third quarter of 2006, with ending physical occupancy at an eleven-year high of 96.4%. Same-store lease concessions declined by 26% and dropped from 3.1% of net potential rent to 2.2%.  Average rent per unit increased by 2.1% to $734 and effective pricing, considering the drop in concessions, was up a healthy 3.4%.  The twelve-month rolling unit turnover at the end of the third quarter increased to 62.9% in 2007 from 61.3% in 2006.

Same store operating expenses (before property insurance and taxes) increased 3.6% compared to the prior year period, as expense growth returned to more normal levels.   Property insurance costs dropped by 20%, reflecting the reduction in premiums effective July 1, 2007. Real estate tax expense dropped 3.2% compared to the same quarter a year ago as a result of tax rate reductions in Florida and some successful assessment negotiations and appeals, especially in Florida and Texas. Real estate tax expense on a full year basis is expected to increase in the range of 2.5%. Total property expenses increased by 0.3% compared to the prior year period.

NOI increased by 7.1% compared to the same quarter a year ago with strong performance in our Texas and Tennessee markets.

Excluded from the same-store group are seven properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same-store performance which includes this seven-property group.

Financing, Balance Sheet: Growing Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.30 for the third quarter of 2007, a quarterly record, compared to 2.17 for the same quarter a year ago, and above the sector median. At the end of the third quarter debt was 53% of gross fixed assets, down from 55% last year, and Mid-America had $186 million of unused debt capacity available.

In the third quarter, Mid-America gave notice of its intention to redeem its Series F Preferred Stock, ($11.9 million at 9.25%). The preferred stock has been reclassified as a liability on the September 30, 2007, balance sheet, and was accordingly redeemed on October 16, 2007.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $5.6 million for the third quarter, approximately $0.20 per share/unit, resulting in AFFO of $0.71 per share/unit. Total property capital expenditures on existing properties were $7.7 million, plus $3.2 million of expenditures on the redevelopment program for the third quarter. Year to date, total property capital expenditures on existing properties were $20.9 million, plus redevelopment expenditures of $7.9 million.

Dividend: $2.42 Annual Rate
Mid-America declared its 55th consecutive quarterly common dividend payable on October 31, 2007, to holders of record on October 15, 2007.

Property Bonuses
Effective July 1, 2007, Mid-America reclassified its property bonuses from property management expenses to property operating expenses. Bonuses in prior periods have been reclassified accordingly.

Forecast
FFO per share/unit for the fourth quarter of 2007 is anticipated to be in a range of $0.87 to $0.95 per share/unit, which includes $0.02 of non-cash expense associated with redeeming the Series F Preferred Stock. Full year FFO is expected to be $3.49 to $3.57 per share/unit, with same-store NOI growth for the year of 5½% - 6% which is at the top end of prior guidance.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss third quarter results and 2007 prospects on Friday, November 2, 2007, at 9:15 AM Central Time.  The conference call-in number is 888-806-9459 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 40,248 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371.  6584 Poplar Ave., Suite 300, Memphis, TN  38138.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, anticipated joint venture activity, anticipated revenue, NOI, FFO or AFFO growth, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of Mid-America’s markets, a decrease in job growth in Mid-America’s markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Property revenues	$ 90,164	$ 82,130	$ 261,900	$ 239,212
Management and fee income, net	-	53	34	157
Property operating expenses	(37,227)	(35,181)	(108,642)	(99,372)
Depreciation	(21,959)	(19,481)	(64,355)	(57,507)
Property management expenses	(4,357)	(3,367)	(13,150)	(9,325)
General and administrative	(2,401)	(2,555)	(7,629)	(7,721)
Income from continuing operations before non-operating items	24,220	21,599	68,158	65,444
Interest and other non-property income	4	162	149	494
Interest expense	(16,147)	(15,398)	(48,195)	(46,736)
Loss on debt extinguishment	(71)	-	(123)	(551)
Amortization of deferred financing costs	(614)	(519)	(1,749)	(1,508)
Minority interest in operating partnership income	(1,034)	(375)	(2,835)	(1,196)
Loss from investments in real estate joint ventures	-	(16)	(58)	(135)
Incentive fee from real estate joint ventures	-	-	1,019	-
Net (loss) gain on insurance and other settlement proceeds	(197)	(54)	645	171
Gain on sale of non-depreciable assets	29	32	255	32
Gain on dispositions within real estate joint ventures	1	-	5,388	-
Income from continuing operations	6,191	5,431	22,654	16,015
Discontinued operations:
(Loss) income from discontinued operations	(5)	199	531	633
Gain on sale of discontinued operations	5,714	-	9,157	-
Net income	11,900	5,630	32,342	16,648
Preferred dividend distribution	(3,491)	(3,491)	(10,472)	(10,472)
Net income available for common shareholders	$ 8,409	$ 2,139	$ 21,870	$ 6,176

Weighted average common shares - Diluted	25,514	24,215	25,423	23,325
Net income per share available for common shareholders	$0.33	$0.09	$0.86	$0.26

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income	$ 11,900	$ 5,630	$ 32,342	$ 16,648
Depreciation of real estate assets	21,652	19,154	63,404	56,498
Net loss (gain) on insurance and other settlement proceeds	197	54	(645)	(171)
Gain on dispositions within real estate joint ventures	(1)	-	(5,388)	-
Depreciation of real estate assets of discontinued operations (1)	1	132	133	552
Gain on sale of discontinued operations	(5,714)	-	(9,157)	-
Depreciation of real estate assets of real estate joint ventures	-	118	14	379
Preferred dividend distribution	(3,491)	(3,491)	(10,472)	(10,472)
Minority interest in operating partnership income	1,034	375	2,835	1,196
Funds from operations	25,578	21,972	73,066	64,630
Recurring capital expenditures	(5,585)	(6,720)	(14,649)	(15,472)
Adjusted funds from operations	$ 19,993	$ 15,252	$ 58,417	$ 49,158

Weighted average common shares and units - Diluted	27,996	26,716	27,909	25,835
Funds from operations per share and unit - Diluted	$0.91	$0.82	$2.62	$2.50
Adjusted funds from operations per share and unit - Diluted	$0.71	$0.57	$2.09	$1.90

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		September 30,	December 31,
		2007	2006
Assets
Real estate assets
Land		$ 214,748	$ 206,635
Buildings and improvements		2,023,609	1,921,462
Furniture, fixtures and equipment		53,111	51,374
Capital improvements in progress		23,724	20,689
Accumulated depreciation		(594,870)	(543,802)
Land held for future development		2,360	2,360
Commercial properties, net		7,163	7,103
Investments in and advances to real estate joint ventures		51	3,718
Real estate assets, net		1,729,896	1,669,539
Cash and cash equivalents		4,041	5,545
Restricted cash		5,095	4,145
Deferred financing costs, net		15,695	16,033
Other assets		31,164	38,865
Goodwill		4,106	4,472
Assets held for sale		-	8,047
Total assets		$ 1,789,997	$ 1,746,646

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,247,545	$ 1,196,349
Accounts payable		1,931	2,773
Accrued expenses and other liabilities		72,927	57,919
Security deposits		8,535	7,670
Liabilities associated with assets held for sale		-	269
Total liabilities		1,330,938	1,264,980
Minority interest		30,161	32,600
Redeemable stock		2,920	3,418
Shareholders' equity
Series F cumulative redeemable preferred stock (1)		-	5
Series H cumulative redeemable preferred stock		62	62
Common stock		255	251
Additional paid-in capital		827,466	814,006
Accumulated distributions in excess of net income		(403,481)	(379,573)
Accumulated other comprehensive income		1,676	10,897
Total shareholders' equity		425,978	445,648
Total liabilities and shareholders' equity		$ 1,789,997	$ 1,746,646

(1) Our Series F Cumulative Redeemable Preferred Stock was called for redemption during the third quarter and reclassified as a liability in accordance with GAAP. The shares were subsequently redeemed on October 16, 2007.

SHARE AND UNIT DATA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Weighted average common shares - Basic	25,362	23,990	25,247	23,099
Weighted average common shares - Diluted	25,514	24,215	25,423	23,325
Weighted average common shares and units - Basic	27,844	26,491	27,733	25,609
Weighted average common shares and units - Diluted	27,996	26,716	27,909	25,835
Common shares at September 30 - Basic	25,399	24,291	25,399	24,291
Common shares at September 30 - Diluted	25,550	24,520	25,550	24,520
Common shares and units at September 30 - Basic	27,881	26,784	27,881	26,784
Common shares and units at September 30 - Diluted	28,033	27,013	28,033	27,013

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force
Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures.
As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.